As filed with the Securities and Exchange Commission on December 2, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

(Amendment No. 1)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

The Hain Celestial Group, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Shares of Common Stock, par value $0.01 per share

(Title of Class of Securities)

405217100

(CUSIP Number of Class of Securities of Underlying Common Stock)

Irwin D. Simon

The Hain Celestial Group, Inc.

58 South Service Road

Melville, NY 11747

(631) 730-2200

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Roger Meltzer, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

(212) 335-4500

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$415,000	$16.31

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase an aggregate of 72,900 shares of common stock of The Hain Celestial Group, Inc. having an aggregate value of approximately $415,000 as of November 24, 2008 will be amended pursuant to this offer, which may not occur. The aggregate value of such options was calculated based on the Black-Scholes option pricing model as of November 24, 2008.
**	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, is based on a rate equal to $39.30 per $1,000,000 of transaction valuation. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used or relied upon for any other purpose.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $16.31	Filing Party: The Hain Celestial Group, Inc
Form or Registration No.: Schedule TO-I	Date Filed: November 25, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check following box if the filing is a final amendment reporting the results of the tender offer:  ☐

CUSIP NO. 405217100

SCHEDULE TO

(Amendment No. 1)

Explanatory Note

This Amendment No. 1 to Schedule TO amends and supplements the tender offer statement on Schedule TO filed by The Hain Celestial Group, Inc. (the “Company”) with the Securities and Exchange Commission on November 25, 2008, in connection with the Company’s offer to amend certain outstanding options to purchase common stock granted under the Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan or Amended and Restated 2002 Long Term Incentive and Stock Award Plan, upon the terms and conditions set forth in the Offer to Amend Eligible Options and the accompanying Election Form and other exhibits thereto (collectively, the “Offer Documents”). The information in the Offer Documents, including all exhibits thereto, is hereby expressly incorporated into this Amendment No. 1 by reference to all of the applicable items in Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein. This Amendment No. 1 is filed solely to amend the information provided in the Schedule TO under “Item 12 Exhibits.” and to file Exhibit 99.(a)(1)(A), to reflect amendments to Section 18 thereof, and to file Exhibit 99.(a)(1)(M).

ITEM 12. EXHIBITS.

Exhibit Number	Description
99.(a)(1)(A)**	Offer to Amend Eligible Options, as amended.

99.(a)(1)(B)*	Form of email containing personalized Election Form.

99.(a)(1)(C)*	Form of Commencement Notice.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Election Confirmation Statement.

99.(a)(1)(F)*	Form of Final Election Confirmation Statement: Accepted Offer.

99.(a)(1)(G)*	Form of Final Election Confirmation Statement: Rejected Offer.

99.(a)(1)(H)*	Form of Election Reminder Notice.

99.(a)(1)(I)*	Form of Option Agreement Amendment.

99.(a)(1)(J)*	Form of Option Agreement.

99.(a)(1)(K)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on August 29, 2008, as amended October 28, 2008, and incorporated herein by reference.

99.(a)(1)(L)	The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 10, 2008, and incorporated herein by reference.

99.(a)(1)(M)**	Form of Amendment Notice.

99.(b)	Not applicable.

99.(d)(1)(A)	The Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan, as amended, filed as Annex F to the Joint Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-33830), filed with the SEC on April 24, 2000, and incorporated herein by reference.

99.(d)(1)(B)	The Company’s Amended and Restated 2002 Long Term Incentive Stock Award Plan, as amended, filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 333-140180), filed with the SEC on January 24, 2007, and incorporated herein by reference.

99.(d)(1)(C)	Reference is made to Exhibit 99.(a)(1)(I).

99.(d)(1)(D)	Reference is made to Exhibit 99.(a)(1)(J).

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed with the Schedule TO, filed with the Securities and Exchange Commission on November 25, 2008, and incorporated by reference herein.
**	Filed herewith.

SCHEDULE TO

(Amendment No. 1)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 2, 2008.

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Ira J. Lamel
Ira J. Lamel
Executive Vice President and Chief Financial Officer

SCHEDULE TO

(Amendment No. 1)

INDEX OF EXHIBITS

Exhibit Number	Description
99.(a)(1)(A)**	Offer to Amend Eligible Options, as amended.

99.(a)(1)(B)*	Form of email containing personalized Election Form.

99.(a)(1)(C)*	Form of Commencement Notice.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Election Confirmation Statement.

99.(a)(1)(F)*	Form of Final Election Confirmation Statement: Accepted Offer.

99.(a)(1)(G)*	Form of Final Election Confirmation Statement: Rejected Offer.

99.(a)(1)(H)*	Form of Election Reminder Notice.

99.(a)(1)(I)*	Form of Option Agreement Amendment.

99.(a)(1)(J)*	Form of Option Agreement.

99.(a)(1)(K)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on August 29, 2008, as amended October 28, 2008, and incorporated herein by reference.

99.(a)(1)(L)	The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 10, 2008, and incorporated herein by reference.

99.(a)(1)(M)**	Form of Amendment Notice.

99.(b)	Not applicable.

99.(d)(1)(A)	The Company’s Amended and Restated 1994 Long Term Incentive and Stock Award Plan, as amended, filed as Annex F to the Joint Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4 (File No. 333-33830), filed with the SEC on April 24, 2000, and incorporated herein by reference.

99.(d)(1)(B)	The Company’s Amended and Restated 2002 Long Term Incentive Stock Award Plan, as amended, filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 333-140180), filed with the SEC on January 24, 2007, and incorporated herein by reference.

99.(d)(1)(C)	Reference is made to Exhibit 99.(a)(1)(I).

99.(d)(1)(D)	Reference is made to Exhibit 99.(a)(1)(J).

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed with the Schedule TO, filed with the Securities and Exchange Commission on November 25, 2008, and incorporated by reference herein.
**	Filed herewith.

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